Exhibit 99.1

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Report of Independent Auditors

To the Board of Directors of DJO Global, Inc.

We have audited the accompanying consolidated financial statements of DJO Global, Inc., which comprise the consolidated balance sheets as of December 31, 2017, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, deficit and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement for the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DJO Global, Inc. at December 31, 2017, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

November 21, 2018

A member firm of Ernst & Young Global Limited

DJO Global, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31,
	2017	2016	2015
Assets
Current assets:
Cash and cash equivalents	$31,985	$35,212	$48,943
Accounts receivable, net	190,324	178,193	172,360
Inventories, net	169,137	151,557	174,573
Prepaid expenses and other current assets	20,218	23,650	21,179
Current assets of discontinued operations	511	511	2,878

Total current assets	412,175	389,123	419,933
Property and equipment, net	133,522	128,019	117,273
Goodwill	864,112	855,626	1,018,104
Intangible assets, net	607,088	672,134	749,045
Other assets	5,128	5,536	5,174
Non-current assets of discontinued operations	—	—	29

Total assets	$2,022,025	$2,050,438	$2,309,558

Liabilities and Deficit
Current liabilities:
Accounts payable	$98,331	$63,822	$58,492
Accrued interest	18,015	16,740	16,998
Current portion of debt obligations	15,936	10,550	10,550
Other current liabilities	126,360	113,265	102,173
Current liabilities of discontinued operations	—	—	13,371

Total current liabilities	258,642	204,377	201,584
Long-term debt obligations	2,398,184	2,392,238	2,344,562
Deferred tax liabilities, net	142,597	202,740	213,856
Other long-term liabilities	13,080	14,932	15,092

Total liabilities	$2,812,503	$2,814,287	$2,775,094

Commitments and contingencies
Stockholders’ deficit:
Common stock: $0.01 par value; 150,000,000 shares authorized at December 31, 2017, 2016 and 2015; 49,501,143 shares issued and 49,282,431 shares outstanding at December 31, 2017; 49,407,203 and 49,364,117 shares issued and outstanding at December 31, 2016 and 2015, respectively	495	494	493
Treasury stock at cost	(3,600)	—	—
Additional paid-in capital	847,220	843,800	841,017
Accumulated deficit	(1,615,536)	(1,579,642)	(1,293,339)
Accumulated other comprehensive loss	(21,072)	(30,580)	(16,341)

Total stockholders’ deficit	(792,493)	(765,928)	(468,170)
Noncontrolling interests	2,015	2,079	2,634

Total deficit	(790,478)	(763,849)	(465,536)

Total liabilities and deficit	$2,022,025	$2,050,438	$2,309,558

See accompanying Notes to Consolidated Financial Statements.

DJO Global, Inc.

Consolidated Statements of Operations

(in thousands)

	Year ended December 31,
	2017	2016	2015
Net sales	$1,186,206	$1,155,288	$1,113,627
Costs and operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $27,732, $28,525 and $30,719 for the year ended December 31, 2017, 2016, and 2015, respectively	498,107	511,414	466,019
Selling, general and administrative	510,523	490,693	454,724
Research and development	35,429	37,710	35,105
Amortization of intangible assets	66,146	76,526	79,964
Impairment of goodwill	—	160,000	—

	1,110,205	1,276,343	1,035,812

Operating income (loss)	76,001	(121,055)	77,815
Other expense:
Interest expense, net	(174,238)	(170,082)	(172,290)
Loss on modification and extinguishment of debt	—	—	(68,473)
Other income (expense), net	2,113	(2,534)	(7,303)

	(172,125)	(172,616)	(248,066)

Loss before income taxes	(96,124)	(293,671)	(170,251)
Income tax (benefit) provision	(60,720)	(6,853)	12,256

Net loss from continuing operations	(35,404)	(286,818)	(182,507)
Net income (loss) from discontinued operations	309	1,138	(157,580)

Net loss	(35,095)	(285,680)	(340,087)
Net income attributable to noncontrolling interests	(799)	(623)	(840)

Net loss attributable to DJO Global, Inc.	$(35,894)	$(286,303)	$(340,927)

See accompanying Notes to Consolidated Financial Statements.

DJO Global, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Net loss	$(35,095)	$(285,680)	$(340,087)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments, net of tax provision (benefit) of $7,400, $(34), and $(540), for the year ended December 31, 2017, 2016 and 2015, respectively	5,638	(10,342)	(6,006)
Unrealized gain (loss) on cash flow hedges, net of tax provision of $1,144, zero and zero for the year ended December 31, 2017, 2016 and 2015, respectively	3,007	(3,969)	985

Other comprehensive income (loss)	8,645	(14,311)	(5,021)

Comprehensive loss	(26,450)	(299,991)	(345,108)
Comprehensive loss (income) attributable to non-controlling interests	64	(550)	(557)

Comprehensive loss attributable to DJO Global, Inc.	$(26,386)	$(300,541)	$(345,665)

See accompanying Notes to Consolidated Financial Statements.

DJO Global, Inc.

Consolidated Statements of Deficit

(in thousands, except share amounts)

	DJO Global, Inc.
	Common Stock		Treasury Stock
	Number of shares	Par value	Number of shares	Par amount	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders’ deficit	Non- controlling interests	Total deficit
Balance at December 31, 2014	49,345,913	$493	—	$—	$839,288	$(952,412)	$(11,603)	$(124,234)	$2,618	$(121,616)
Net (loss) income	—	—	—	—	—	(340,927)	—	(340,927)	840	(340,087)
Other comprehensive loss, net of taxes	—	—	—	—	—	—	(4,738)	(4,738)	(283)	(5,021)
Stock-based compensation	—	—	—	—	1,805	—	—	1,805	—	1,805
Exercise of stock options	18,204	—	—	—	(76)	—	—	(76)	—	(76)
Dividend paid by subsidiary to non-controlling interests’ owners	—	—	—	—	—	—	—	—	(541)	(541)

Balance at December 31, 2015	49,364,117	493	—	—	841,017	(1,293,339)	(16,341)	(468,170)	2,634	(465,536)
Net (loss) income	—	—	—	—	—	(286,303)	—	(286,303)	623	(285,680)
Other comprehensive loss, net of taxes	—	—	—	—	—	—	(14,239)	(14,239)	(72)	(14,311)
Stock-based compensation	—	—	—	—	3,188	—	—	3,188	—	3,188
Exercise of stock options	43,086	1	—	—	(405)	—	—	(404)	—	(404)
Dividend paid by subsidiary to non-controlling interests’ owners	—	—	—	—	—	—	—	—	(1,106)	(1,106)

Balance at December 31, 2016	49,407,203	494	—	—	843,800	(1,579,642)	(30,580)	(765,928)	2,079	(763,849)
Net (loss) income	—	—	—	—	—	(35,894)	—	(35,894)	799	(35,095)
Other comprehensive income (loss), net of taxes	—	—	—	—	—	—	9,508	9,508	(863)	8,645
Stock-based compensation	—	—	—	—	3,698	—	—	3,698	—	3,698
Purchase of treasury stock	—	—	218,712	(3,600)	—	—	—	(3,600)	—	(3,600)
Issuance of common stock	30,377	—	—	—	500	—	—	500	—	500
Exercise of stock options	45,774	1	—	—	(485)	—	—	(484)	—	(484)
Issuance of shares upon vesting of restricted stock units, net of taxes	17,789	—	—	—	(293)	—	—	(293)	—	(293)

Balance at December 31, 2017	49,501,143	$495	218,712	$(3,600)	$847,220	$(1,615,536)	$(21,072)	$(792,493)	$2,015	$(790,478)

See accompanying Notes to Consolidated Financial Statements.

DJO Global, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Cash Flows From Operating Activities:
Net loss	$(35,095)	$(285,680)	$(340,087)
Net (income) loss from discontinued operations	(309)	(1,138)	157,580
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	45,115	41,367	37,491
Amortization of intangible assets	66,146	76,526	79,964
Amortization of debt issuance costs and non-cash interest expense	8,274	7,755	7,850
Stock-based compensation expense	3,696	3,188	1,805
Impairment of goodwill	—	160,000	—
Loss on disposal of assets, net	1,321	642	1,447
Deferred income tax (benefit) provision	(68,449)	(11,297)	5,940
Loss on modification and extinguishment of debt	—	—	68,473
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(7,219)	(7,830)	(8,064)
Inventories	(18,339)	15,674	(8,106)
Prepaid expenses and other assets	3,970	(2,516)	(7,516)
Accrued interest	1,274	(258)	(12,600)
Accounts payable and other	44,221	12,184	26,064

Net cash provided by continuing operating activities	44,606	8,617	10,241
Net cash provided by (used in) discontinued operations	309	(9,837)	39,861

Net cash provided by (used in) operating activities	44,915	(1,220)	50,102

Cash Flows From Investing Activities:
Purchases of property and equipment	(47,361)	(51,428)	(44,665)
Proceeds from disposition of assets	—	946	—
Cash paid in connection with acquisitions, net of cash acquired	—	—	(24,000)
Other investing activities, net	—	—	27
Net cash used in investing activities from continuing operations	(47,361)	(50,482)	(68,638)

Net cash used in investing activities from discontinued operations	—	—	(575)

Net cash used in investing activities	(47,361)	(50,482)	(69,213)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	103,552	107,000	2,518,033
Repayments of debt obligations	(101,335)	(67,079)	(2,419,027)
Payment of debt issuance, modification and extinguishment costs	—	—	(62,375)
Repurchase of treasury stock	(3,600)	—	—
Dividend paid by subsidiary to owners of noncontrolling interests	(1,102)	(1,106)	(541)
Other financing activities, net	(175)	—	11

Net cash (used in) provided by financing activities	(2,660)	38,815	36,101

Effect of exchange rate changes on cash and cash equivalents	1,879	(844)	809

Net (decrease) increase in cash and cash equivalents	(3,227)	(13,731)	17,799
Cash and cash equivalents, beginning of year	35,212	48,943	31,144

Cash and cash equivalents, end of year	$31,985	$35,212	$48,943

Supplemental disclosures of cash flow information:
Cash paid for interest	$164,087	$162,644	$176,739
Cash paid for taxes, net	$4,278	$4,900	$7,584
Non-cash investing activities:
Purchases of surgical instruments included in accounts payable	$2,491	$310	$1,506

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization and Business

We are a global developer, manufacturer and distributor of high-quality medical devices with a broad range of products used for rehabilitation, pain management and physical therapy. Our products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals.

Our product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. Our surgical implant business offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder.

DJO Global, Inc. (DJO) is the parent company to DJO Finance LLC (DJOFL), a wholly owned indirect subsidiary. Substantially all business activities of DJO are conducted by DJOFL and its wholly owned subsidiaries. Except as otherwise indicated, references to “us,” “we,” “DJOFL,” “our,” or “the Company,” refers to DJO and its consolidated subsidiaries.

Segment Reporting

We market and distribute our products through four operating segments: Bracing and Vascular; Recovery Sciences; Surgical Implant; and International. Our Bracing and Vascular, Recovery Sciences, and Surgical Implant segments generate their revenues within the United States. Our Bracing and Vascular segment offers rigid knee braces, orthopedic soft goods, cold therapy products, vascular systems, compression therapy products and therapeutic footwear for the diabetes care market. Our Recovery Sciences segment offers clinical electrotherapy, iontophoresis, home traction products, bone growth stimulation products and clinical physical therapy equipment. Our Surgical Implant segment offers a comprehensive suite of reconstructive joint products for the knee, hip, shoulder and elbow. Our International segment offers all of our products to customers outside the United States. See Note 18 for additional information about our reportable segments.

During the fourth quarter of 2015, we ceased manufacturing, selling and distributing products of our Empi business and the related insurance billing operations domestically. The Empi business primarily manufactured and sold home electrotherapy devices, such as TENS devices for pain relief, other electrotherapy and orthopedic products and related supplies. Empi was facing a challenging regulatory and compliance environment, decreasing reimbursement rates and remained below the level needed to reach adequate profitability within an economically justified period of time. Empi was part of our Recovery Sciences operating segment. For financial statement purposes, the results of the Empi business are reported within discontinued operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, contractual allowances, rebates, product returns, warranty obligations, allowances for doubtful accounts, valuation of inventories, self-insurance reserves, income taxes, loss contingencies, fair values of derivative instruments, fair values of long-lived assets and any related impairments, capitalization of costs associated with internally developed software and stock-based compensation. Actual results could differ from those estimates.

Basis of Presentation

The Consolidated Financial Statements include the Company and its controlled subsidiaries. Intercompany transactions are eliminated. We consolidate the results of operations of our 50% owned subsidiary, Medireha GmbH (Medireha), and reflect the 50% share of results not owned by us as noncontrolling interests in our Consolidated Statements of Operations. We maintain control of Medireha through certain rights that enable us to prohibit certain business activities that are not consistent with our plans for the business and provide us with exclusive distribution rights for products manufactured by Medireha.

2. SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents. Cash consists of deposits with financial institutions. We consider all short-term, highly liquid investments and investments in money market funds and commercial paper with remaining maturities of less than three months at the time of purchase to be cash equivalents. While our cash and cash equivalents are on deposit with high-quality institutions, such deposits exceed Federal Deposit Insurance Corporation insured limits.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. Management analyzes accounts receivable based on historical collection rates and bad debts write-offs, customer concentrations, customer credit-worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered.

Sales Returns and Allowances. We make estimates of the amount of sales returns and allowances that will eventually be incurred. Management analyzes sales programs that are in effect, contractual arrangements, market acceptance and historical trends when evaluating the adequacy of sales returns and allowance accounts. We estimate contractual discounts and allowances for reimbursement amounts from our third party payor customers based on negotiated contracts and historical experience.

Inventories. Inventories are valued at the lower of cost or market. We use standard cost methodology to determine cost basis for our inventories. This methodology approximates actual cost on a first-in, first-out basis. We establish reserves for slow moving and excess inventory, product obsolescence, shrinkage and other valuation allowances based on future demand and historical experience to make corresponding adjustments to the carrying value of these inventories to reflect the lower of cost or market value.

Property and Equipment. Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets that range from three to 25 years. Leasehold improvements and equipment under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. We capitalize surgical implant instruments that we provide to surgeons, free of charge, for use while implanting our products and the related depreciation expense is recorded as a component of Selling, general and administrative expense. We also capitalize electrotherapy devices that we rent to patients and record the related depreciation expense in cost of sales.

Software Developed For Internal Use. Software is stated at cost less accumulated amortization and is amortized on a straight-line basis over estimated useful lives ranging from three to ten years. We capitalize costs of internally developed software during the development stage, including external consulting costs, cost of software licenses, and internal payroll and payroll-related costs for employees who are directly associated with a software project. Software assets are reviewed for impairment when events or circumstances indicate that the carrying value may not be recoverable. Upgrades and enhancements are capitalized if they result in added functionality. Amortization expense related to internally developed software was $1.7 million for each of the years ended December 31, 2017, 2016 and 2015, respectively.

As of December 31, 2017, 2016 and 2015, we had $3.4 million, $5.1 million and $6.8 million, respectively, of unamortized internally developed software costs included within property and equipment in our Consolidated Balance Sheets.

Intangible Assets and Amortization. Our primary intangible assets are goodwill, customer relationships, patents and technology and trademarks and trade names. Goodwill represents the excess purchase price over the fair value of the identifiable net assets acquired in business combinations. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with definite lives are amortized over their respective estimated useful lives and reviewed for impairment when circumstances warrant.

We evaluate the carrying value of goodwill and indefinite life intangible assets annually on the first day of the fourth quarter or whenever events or circumstances indicate the carrying value may not be recoverable. We evaluate the carrying value of finite life intangible assets whenever events or circumstances indicate the carrying value may not be recoverable. Significant assumptions are required to estimate the fair value of goodwill and intangible assets, most notably estimated future cash flows generated by these assets. As such, these fair valuation measurements use significant unobservable inputs, which are inputs that are classified as Level 3 in the fair value hierarchy. Changes to these assumptions could require us to record impairment charges on these assets.

Self Insurance. We are partially self-insured for certain employee health benefits and product liability claims. Accruals for losses are provided based upon claims experience and actuarial assumptions, including provisions for incurred but not reported losses.

Revenue Recognition. Revenues are recognized when they are realized or realizable, and are earned. Our policy is to recognize revenue when title to the product, ownership and risk of loss transfer to the customer, which is on the date of shipment or the date of receipt by the customer. We include amounts billed to customers for freight in revenue.

We recognize revenue, both rental and purchase, for products sold directly to patients or their third party insurance payors, when our product has been dispensed or shipped to the patient and the patient’s insurance has been verified.

We record revenues from sales or our surgical implant products when the products are used in a surgical procedure (implanted in a patient).

We reduce revenue by estimates of potential future product returns and other allowances. Revenues are also reduced by rebates related to sales transacted through distribution agreements that provide the distributors with a right to return inventory or take certain pricing adjustments based on sales mix or volume. Provisions for product returns and other allowances are recorded as a reduction to revenue in the period sales are recognized.

Cost of Sales. Cost of sales is primarily comprised of direct materials and supplies consumed in the manufacture of product, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.

Warranty Costs. We provide express warranties on certain products for periods typically ranging from one to three years. We estimate our warranty obligations at the time of sale based upon historical experiences and known product issues, if any.

A summary of the activity in our warranty reserves is as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Balance, beginning of year	$1,938	$1,694	$1,942
Amount charged to expense for estimated warranty costs	1,787	2,080	1,517
Deductions for actual costs incurred	(1,720)	(1,836)	(1,765)

Balance, end of year	$2,005	$1,938	$1,694

Selling, General and Administrative Expense. Selling, general and administrative expense (SG&A) is primarily comprised of marketing expenses, selling expenses, administrative and other indirect overhead costs, depreciation expense on non-manufacturing assets and other miscellaneous operating items. Advertising costs are charged to expense as incurred. For the years ended December 31, 2017, 2016 and 2015, advertising costs were $4.3 million, $3.8 million, and $3.9 million, respectively.

Research and Development. The company conducts research and development activities to broaden our product offering and for improvement of existing products or manufacturing processes. Research and development costs include employee compensation and benefits, consultants, facilities related costs, material costs, depreciation and travel. Research and development costs are expensed as incurred.

Other Expense, Net. Other expense, net, primarily includes net realized and unrealized foreign currency transaction gains and losses.

Stock Based Compensation. We maintain a stock option plan under which stock options of DJO have been granted to both employees and non-employees. All share based payments to employees are recognized in the financial statements based on their grant date fair values and our estimates of forfeitures. We amortize stock-based compensation for service-based awards granted on a straight-line basis over the requisite service (vesting) period for the entire award. Other awards vest upon the achievement of certain pre-determined performance targets, and compensation expense is recognized to the extent the achievement of the performance targets is deemed probable.

Income Taxes. Income taxes are accounted for under the asset and liability method, whereby deferred tax assets and liabilities are recognized and measured using enacted tax rates in effect for each taxing jurisdiction in which we operate for the year in which those temporary differences are expected to be recognized. Net deferred tax assets are then reduced by a valuation allowance if we believe it more-likely-than-not such net deferred tax assets will not be realized.

Foreign Currency Translation and Transactions. We translate the financial statements of each foreign subsidiary with a functional currency other than the United States dollar into the United States dollar for consolidation using end-of-period exchange rates for assets and liabilities and average exchange rates during each reporting period for results of operations. Net gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany receivables and payables of a long-term investment nature are recorded, net of applicable income taxes, as a component of other comprehensive income (loss) in our Consolidated Statement of Comprehensive Loss. Cash flows from our operations in foreign countries are translated at the average rate for the applicable period. The effect of exchange rates on cash balances held in foreign currencies are separately reported in our Consolidated Statements of Cash Flows.

Transactions denominated in currencies other than our or our subsidiaries’ functional currencies are recorded based on exchange rates at the time such transactions arise. Changes in exchange rates with respect to amounts recorded in our Consolidated Balance Sheets related to such transactions result in transaction gains and losses that are reflected in our Consolidated Statements of Operations as either unrealized (based on the applicable period end translation) or realized (upon settlement of the transactions). For the years ended December 31, 2017, 2016 and 2015, foreign transaction (gains) losses were $(1.8) million, $3.1 million, and $7.1 million, respectively.

Derivative Financial Instruments. All derivative instruments are recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them.

We make use of debt financing as a source of funds and are therefore exposed to interest rate fluctuations in the normal course of business. Our credit facilities are subject to floating interest rates. We manage the risk of unfavorable movements in interest rates by hedging interest rate on a portion of the outstanding loan balance, thereby locking in a fixed rate on a portion of the principal, reducing the effect of possible rising interest rates and making interest expense more predictable. We have designated these interest rate cap agreements as cash flow hedges for accounting purposes. Therefore, changes in the fair values of the derivative are recorded in accumulated other comprehensive income (loss) and are subsequently recognized in earnings when the hedged item affects earnings.

The fair value of our derivative instruments has been determined through the use of models that consider various assumptions, including time value and other relevant economic measures, which are inputs that are classified as Level 2 in the fair value hierarchy (see Notes 10 and 11).

Comprehensive Income (Loss). Comprehensive income (loss) includes net income (loss) as per our Consolidated Statement of Operations and other comprehensive income (loss). Other comprehensive income (loss), which is comprised of unrealized gains and losses on foreign currency translation adjustments, net of tax, is included in our Consolidated Statement of Comprehensive Loss.

Concentration of Credit Risk. We sell the majority of our products in the United States to orthopedic professionals, hospitals, distributors, specialty dealers, insurance companies, managed care companies and certain governmental payors such as Medicare. International sales comprised 27.0%, 26.1%, and 26.6% of our net sales for the years ended December 31, 2017, 2016 and 2015, respectively. International sales are generated from a diverse group of customers through our wholly owned subsidiaries and certain independent distributors. Credit is extended based on an evaluation of the customer’s financial condition and generally collateral is not required. We provide a reserve for estimated bad debts. Management reviews and revises its estimates for credit losses from time to time and such credit losses have generally been within management’s estimates. In each of the years ended December 31, 2017, 2016 and 2015, we had no individual customer or distributor that accounted for 10% or more of our total annual net sales.

Fair Value of Financial Instruments. The carrying amounts of our short-term financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair values due to their short-term nature. See Note 12 for information concerning the fair value of our variable and fixed rate debt.

Recent Accounting Pronouncements

Adoption of New Accounting Standards

In July 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. Under this new standard, inventory should be measured using the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. This guidance does not apply to inventory that is measured using last-in, first out (LIFO). The guidance is effective for annual and interim periods beginning after December 15, 2016. Adoption of this new guidance did not have a material effect on the Company’s financial statements.

In January 2016, the FASB issued ASU No. 2016-1, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, an accounting standards update which affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. This guidance retains the current accounting for classifying and measuring investments in debt securities and loans but requires equity investments to be measured at fair value with subsequent changes recognized in net income, except for those accounted for under the equity method or requiring consolidation. The guidance also changes the accounting for investments without a readily determinable fair value and that do not qualify for the practical expedient permitted by the guidance to estimate fair value. A policy election can be made for these investments whereby estimated fair value may be measured at cost and adjusted in subsequent periods for any impairment or changes in observable prices of identical or similar investments. The guidance is effective for annual periods beginning after December 15, 2017. Early adoption is permitted. Adoption of this new guidance is not expected to have a material effect on the Company’s financial statements.

In March 2016, the FASB issued ASU No. 2016-9, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. The guidance is effective for interim and annual reporting periods beginning after beginning after December 15, 2016. Adoption of this new guidance did not have a material effect on the Company’s financial statements.

New Accounting Standards Issued, Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-9, Revenue from Contracts with Customers (Topic 606). The new standard provides a five-step approach to be applied to all contracts with customers. The accounting standards update also requires expanded disclosures about revenue recognition. On July 9, 2015, the FASB decided to defer the effective date of the standard. The guidance is now effective for fiscal years beginning after December 15, 2017 and interim periods within that reporting period. Early adoption is permitted as early as the original effective date of December 15, 2016. The Company put a team in place to analyze the impact of this ASU across all revenue streams to evaluate the impact of the new standard on revenue contracts. This included reviewing current accounting policies and practices to identify potential differences that would result from applying the requirements under the new standard. In 2016, the Company presented its initial findings to the audit committee and has plans to start drafting its accounting policies and evaluating the new disclosure requirements and the impact they will have on its business processes, controls and systems in 2017. The Company will adopt the new standard using the modified retrospective approach, under which the cumulative effect of initially applying the new guidance is recognized as an adjustment to the opening balance of retained earnings in the first quarter of 2018. The Company has completed the assessment of the new standard and is finalizing the new required disclosures. Overall, the Company does not expect the timing of revenue recognition under the new standards to be materially different from our current revenue recognition policy. Though not material, the Company expects that when the new standard is implemented, it will record an implicit price concession in the Consolidated Statements of Operations that will lower revenue and bad debt expense by the same amount. Based on the Company’s analysis of open contracts as of December 31, 2017, the cumulative effect of applying the new standards is not material.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) an accounting standards update which affects the accounting for leases. The guidance requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. The amendment also will require qualitative and quantitative disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. The guidance is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company has a team in place to analyze the impact of this ASU which includes reviewing current lease contracts to identify potential differences that would result from applying the requirements under the new standard. In 2016, the Company presented its initial plan to the audit committee which includes compiling an inventory of all of its current leases to assess the global impact and developing tools for the tracking of and accounting for lease contracts. As such, we are still assessing the impact of adoption on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The purpose of this ASU is to reduce the diversity in practice regarding how certain cash receipts and cash payments are p an accounting standards update which affects the classification of certain cash receipts and cash payments. This ASU is intended to clarify the presentation of cash receipts and payments in specific situations. The guidance is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted. We are still assessing the impact of adoption on our consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. This ASU will require companies to recognize the income tax effects of intercompany sales and transfers of assets other than inventory in the period in which the transfer occurs. This guidance is effective for annual and interim reporting periods beginning after December 15, 2017, and should be applied on a modified retrospective approach with a cumulative catch-up adjustment to opening retained earnings in the period of adoption. Early adoption is permitted. We are still assessing the impact of adoption on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. We are still assessing the impact of adoption on our consolidated financial statements and we will apply the guidance to any future acquisitions should they occur.

In January 2017, the FASB issued ASU No. 2017-4, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment an accounting standards update which will require an entity to perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The guidance is effective for annual and interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are still assessing the impact of adoption on our consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The objective of this new guidance is to improve the financial reporting of hedging relationships by, among other things, eliminating the requirement to separately measure and record hedge ineffectiveness. We are currently evaluating the effects that the adoption of this guidance will have on our Consolidated Financial Statements and the related disclosures.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows companies to reclassify stranded tax effects resulting from the Tax Act which was signed into law on December 22, 2017, from accumulated other comprehensive income to retained earnings. This new standard is effective for us beginning January 1, 2019, with early adoption permitted. We are currently evaluating the effects that the adoption of this guidance will have on our Condensed Consolidated Financial Statements and the related disclosures.

In March 2018, the FASB ASU No. 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, to add various SEC paragraphs pursuant to the issuance of SEC Staff Accounting Bulletin No. 118 (“SAB 118”), to ASC 740 Income Taxes. SAB 118 was issued by the SEC in December 2018 to provide immediate guidance for accounting implications of U.S. tax reform under the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which became effective for the us on January 1, 2018. We are currently evaluating the effects that the adoption of this guidance will have on our Consolidated Financial Statements and the related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting, an update that expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance will be effective for us beginning January 1, 2020 with early adoption permitted. We are currently evaluating the impact that adopting this guidance will have on our Consolidated Financial Statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement—Disclosure Framework (Topic 820). The updated guidance improves the disclosure requirements on fair value measurements. The updated guidance if effective for us beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. We are currently assessing the timing and impact of adopting the updated provisions.

In August 2018, the FASB issued ASU No. 2018-15, Intangible—Goodwill and Other- Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The update makes a number of changes meant to help companies evaluate the accounting for fees paid by a customer in a cloud computing arrangement (hosting arrangement), by providing guidance in determining when the arrangement includes a software license. This guidance will be effective for us beginning after December 15, 2019. Entities can choose to adopt the new guidance prospectively or retrospectively. We are currently in the process of evaluating the effects of this pronouncement on our Consolidated Financial Statements, including potential early adoption.

3. DIVESTITURES

Discontinued Operations

For disposal transactions that occur on or after that January 1, 2015, a component of an entity is reported in discontinued operations after meeting the criteria for held-for-sale classification, is disposed of by sale or is disposed of other than by sale (e.g. abandonment) if the disposition represents a strategic shift that has (or will have) a major effect on the entity’s operations and financial results. The Company has evaluated the quantitative and qualitative factors related to the disposal of the Empi business and concluded that those conditions for discontinued operations presentation have been met. For financial statement purposes, the Empi business financial results are reported within discontinued operations in the Consolidated Financial Statements.

Income (loss) from discontinued operations, net of taxes, is comprised of the following (in thousands):

	Year ended December 31,
	2017	2016	2015
Net sales	$—	$—	$95,342
Costs and operating expenses:
Cost of sales	—	—	35,834
Selling, general and administrative	—	—	50,729
Research and development	—	—	249
Amortization of intangible assets	—	—	6,874
Impairment of goodwill	—	—	117,298
Impairment of intangible and long lived assets	—	—	52,150
Other income	309	1,138	86

Income (loss) from discontinued operations before income taxes	$309	$1,138	$(167,706)
Income tax benefit	—	—	10,126

Net income (loss) from discontinued operations	$309	$1,138	$(157,580)

Net assets for discontinued operations are as follows:

	Year ended December 31,
	2017	2016
Other current assets	$511	$511

Total assets	511	511
Liabilities	—	—

Net assets	$511	$511

4. ACCOUNTS RECEIVABLE RESERVES

A summary of activity in our accounts receivable allowance for doubtful accounts is presented below (in thousands):

	Year Ended December 31,
	2017	2016	2015
Balance, beginning of year	$36,070	$32,893	$23,585
Provision for doubtful accounts	19,386	30,709	26,160
Write-offs, net of recoveries	(26,218)	(27,532)	(16,852)

Balance, end of year	$29,238	$36,070	$32,893

Our allowance for sales returns balance was $2.0 million, $3.8 million, and $4.1 million, as of December 31, 2017, 2016 and 2015, respectively.

5. INVENTORIES

Inventories consist of the following (in thousands):

	December 31, 2017	December 31, 2016	December 31, 2015
Components and raw materials	$67,220	$18,771	$57,372
Work in process	5,652	8,373	10,330
Finished goods	89,468	126,974	99,167
Inventory held on consignment	38,219	35,751	29,746

	200,559	189,869	196,615
Inventory reserves	(31,422)	(38,312)	(22,042)

	$169,137	$151,557	$174,573

A summary of the activity in our inventory reserves is presented below (in thousands):

	Year Ended December 31,
	2017	2016	2015
Balance, beginning of year	$38,312	$22,042	$22,094
Provision charged to costs of sales	3,424	26,409	5,699
Write-offs, net of recoveries	(10,314)	(10,139)	(5,751)

Balance, end of year	$31,422	$38,312	$22,042

In the fourth quarter of fiscal 2016, current management implemented a new strategy relating to our procurement, manufacturing and liquidation philosophies in order to significantly reduce inventory levels. Historically, our strategy was to purchase inventory in large quantities to capture purchase discounts and rebates and provide an expansive mix of products for our customers. Our new strategy aims to integrate our supply chain services with customer demand through focused forecasted consumption and sales efforts, therefore limiting the range of SKUs we plan to offer. As a result of these changes, the Company recorded a charge to cost of sales and corresponding reduction in inventory of approximately $18.0 million. The E&O reserve expense in fiscal 2016 included $5.7 million related to the Company’s decision to discontinue certain SKUs mainly within the Bracing and Vascular product lines, $8.3 million related to holding inventory for shorter periods and the planned scrapping of long-dated inventory, $2.0 million related to new Surgical Implant products that changed the expected life cycle of its current product portfolio, and $2.0 million of slow moving consigned inventory within certain OfficeCare clinics. This is a prospective change in estimate as a result of implementing new strategies in the fourth quarter. The Company also recorded a $2.4 million charge to cost of sales related to purchase commitments with a supplier for quantities in excess of our future demand forecasts, which were updated in the fourth quarter of 2016.

6. PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following (in thousands):

	December 31, 2017	December 31, 2016	December 31, 2015	Depreciable lives (years)
Land	$170	$170	$266	Indefinite
Buildings and improvements	27,244	25,919	26,187	3 to 25
Equipment	142,544	132,314	128,352	2 to 7
Software	52,776	47,368	42,495	3 to 10
Furniture and fixtures	12,779	12,093	12,065	3 to 8
Surgical implant instrumentation	159,543	128,983	97,489	5
Construction in progress	6,065	6,656	3,885	N/A

	401,121	353,503	310,739
Accumulated depreciation and amortization	(267,599)	(225,484)	(193,466)

Property and equipment, net	$133,522	$128,019	$117,273

Depreciation and amortization expense relating to property and equipment was $45.2 million, $41.4 million and $37.5 million for the years ended December 31, 2017, 2016 and 2015, respectively.

7. LONG-LIVED ASSETS

Goodwill

Changes in the carrying amount of goodwill for the year ended December 31, 2015, 2016 and 2017 are presented in the table below (in thousands):

	Bracing & Vascular	Recovery Sciences	Surgical Implant	International	Total
Balance, beginning of period
Goodwill	$483,258	$200,001	$49,229	$340,631	$1,120,896
Accumulated impairment losses	—	(49,600)	(47,406)	—	(97,006)

Goodwill, net of accumulated impairment losses at December 31, 2014	483,258	200,001	—	340,631	1,023,890
Current Year Activity:
Impairment	—	—	1,823	—	1,823
Foreign currency translation	—	—	—	(7,609)	(7,609)
Balance, end of period
Goodwill	483,258	249,601	49,229	333,022	1,115,110
Accumulated impairment losses	—	(49,600)	(47,406)	—	(97,006)

Goodwill, net of accumulated impairment losses at December 31, 2015	483,258	200,001	1,823	333,022	1,018,104
Current Year Activity:
Impairment	(61,000)	(99,000)	—	—	(160,000)
Foreign currency translation	—	—	—	(2,478)	(2,478)
Balance, end of period
Goodwill	483,258	249,601	49,229	330,544	1,112,632
Accumulated impairment losses	(61,000)	(148,600)	(47,406)	—	(257,006)

Goodwill, net of accumulated impairment losses at December 31, 2016	422,258	101,001	1,823	330,544	855,626
Current Year Activity:
Foreign currency translation	—	—	—	8,486	8,486
Balance, end of period
Goodwill	483,258	249,601	49,229	339,030	1,121,118
Accumulated impairment losses	(61,000)	(148,600)	(47,406)	—	(257,006)

Goodwill, net of accumulated impairment losses at December 31, 2017	$422,258	$101,001	$1,823	$339,030	$864,112

Intangible Assets

Identifiable intangible assets consisted of the following (in thousands):

December 31, 2017	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Definite-lived intangible assets:
Customer relationships	$478,114	$(402,005)	$76,109
Patents and technology	446,894	(302,805)	144,089
Trademarks and trade names	29,851	(18,576)	11,275
Distributor contracts and relationships	4,805	(4,725)	80
Non-compete agreements	6,750	(6,750)	—

	$966,414	$(734,861)	231,553

Indefinite-lived intangible assets:
Trademarks and trade names			375,535

Net identifiable intangible assets			$607,088

December 31, 2016	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Definite-lived intangible assets:
Customer relationships	$475,280	$(364,582)	$110,698
Patents and technology	446,734	(274,914)	171,820
Trademarks and trade names	29,695	(15,543)	14,152
Distributor contracts and relationships	4,753	(4,486)	267
Non-compete agreements	6,604	(6,224)	380

	$963,066	$(665,749)	297,317

Indefinite-lived intangible assets:
Trademarks and trade names			374,817

Net identifiable intangible assets			$672,134

December 31, 2015	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Definite-lived intangible assets:
Customer relationships	$475,776	$(320,991)	$154,785
Patents and technology	446,854	(246,509)	200,345
Trademarks and trade names	29,737	(12,695)	17,042
Distributor contracts and relationships	4,693	(3,875)	818
Non-compete agreements	6,607	(5,714)	893

	$963,667	$(589,784)	373,883

Indefinite-lived intangible assets:
Trademarks and trade names			375,162

Net identifiable intangible assets			$749,045

In performing our 2017 goodwill impairment test, we estimated the fair values of our reporting units using the income approach which includes the discounted cash flow method and the market approach which includes the use of market multiples. These fair value measurements are categorized within Level 3 of the fair value hierarchy. The discounted cash flows for each reporting unit were based on discrete financial forecasts developed by management for planning purposes, and required significant judgment with respect to forecasted sales, gross margin, selling, general and administrative expenses, depreciation, income taxes, capital expenditures, working capital requirements and the selection and use of an appropriate discount rate. For purposes of calculating the discounted cash flows of our reporting units, we used estimated revenue growth rates averaging between (0.3)% and 10.5% for the discrete forecast period. Cash flows beyond the discrete forecasts were estimated using a terminal value calculation, which incorporated historical and forecasted financial trends for each identified reporting unit and considered long-term earnings growth rates for publicly traded peer companies. Future cash flows were then discounted to present value at discount rates ranging from 8.5% to 10.0%, and terminal value growth rates ranging from (0.3)% to 5.2%. Publicly available information regarding comparable market capitalization was also considered in assessing the reasonableness of the cumulative fair values of our reporting units estimated using the discounted cash flow methodology. We determined that the fair value of the six reporting units with goodwill assigned to them exceed their carrying values and were not at risk of failing the test. This fair value measurement is categorized within Level 3 of the fair value hierarchy. The percentage by which the fair value of the six reporting units exceeded their carrying value ranged from 44.4% to 676.9%. As such, we determined that the goodwill of our reporting units was not impaired.

In the fourth quarter of 2015 we tested our indefinite lived trade name intangible assets for impairment. This test work compares the fair value of the asset with its carrying amount. To determine the fair value we applied the relief from royalty (RFR) method. Under the RFR method, the value of the trade name is determined by calculating the present value of the after-tax cost savings associated with owning the asset and therefore not being required to pay royalties for its use during the asset’s indefinite life. Significant judgments inherent in this analysis include the selection of appropriate discount rates, estimating future cash flows and the identification of appropriate terminal growth rate assumptions. Discount rate assumptions are based on an assessment of the risk inherent in the projected future cash generated by the respective intangible assets. Future cash flows were discounted to present value at discount rates ranging from 8.9% to 10.6%, and terminal value growth rates ranging from 1.0% to 3.0%. Also subject to judgment are assumptions about royalty rates, which are based on the estimated rates at which similar brands and trademarks are being licensed in the marketplace. We used market average royalty rates ranging from 0.5% to 5.0%. These fair value measurements are categorized within Level 3 of the fair value hierarchy. We determined that that the fair value of these trade names exceed their carrying value. The percentage by which the fair value of these trade names exceeded their carrying value ranged from 24.0% to 160.1%. As such, we determined that these indefinite lived intangible assets are not impaired. This fair value measurement is categorized within Level 3 of the fair value hierarchy.

In the fourth quarter of 2016 we determined that the carrying values of our CMF and Vascular reporting units, components of our Recovery Sciences and Bracing and Vascular segments, respectively, were in excess of their estimated fair values. As a result, in the fourth quarter of 2016 we recorded goodwill impairment charges for the CMF and Vascular and reporting units of $99.0 million and $61.0 million, respectively. The impairment charges were included in Impairment of goodwill and intangible assets in our Consolidated Statement of Operations. The impairment charge for our CMF reporting unit resulted from reductions in our projected operating results and estimated future cash flows due to disruption caused by our exit of the Empi business. The impairment charge for our Vascular reporting unit resulted from reductions in our projected operating results and estimated future cash flows due to a loss of revenue caused by disruption as we transitioned our Dr. Comfort therapeutic footwear manufacturing and distribution to a new ERP system and market pressure in the therapeutic shoe market.

In the fourth quarter of 2017 we tested our indefinite lived trade name intangible assets for impairment. This test work compares the fair value of the asset with its carrying amount. To determine the fair value we applied the relief from royalty (RFR) method. Under the RFR method, the value of the trade name is determined by calculating the present value of the after-tax cost savings associated with owning the asset and therefore not being required to pay royalties for its use during the asset’s indefinite life. Significant judgments inherent in this analysis include the selection of appropriate discount rates, estimating future cash flows and the identification of appropriate terminal growth rate assumptions. Discount rate assumptions are based on an assessment of the risk inherent in the projected future cash generated by the respective intangible assets. Future cash flows were discounted to present value at discount rates ranging from 8.5% to 10.0%, and terminal value growth rates ranging from (0.3)% to 5.0%. Also subject to judgment are assumptions about royalty rates, which are based on the estimated rates at which similar brands and trademarks are being licensed in the marketplace. We used market average royalty rates ranging from 0.5% to 5.0%. These fair value measurements are categorized within Level 3 of the fair value hierarchy. We determined that that the fair value of these trade names exceed their carrying value. The percentage by which the fair value of these trade names exceeded their carrying value ranged from 46.5% to 232.1%. As such, we determined that these indefinite lived intangible assets are not impaired. This fair value measurement is categorized within Level 3 of the fair value hierarchy.

Our definite lived intangible assets are being amortized using the straight line method over their remaining weighted average useful lives of 3.5 years for customer relationships, 6.2 years for patents and technology, 1.4 years for distributor contracts and relationships and 5.1 years for trademarks and trade names. Based on our amortizable intangible asset balance as of December 31, 2017 we estimate that amortization expense will be as follows for the next five years and thereafter (in thousands):

2018	$57,993
2019	53,061
2020	37,089
2021	32,488
2022	28,687
Thereafter	22,235

$231,553

Our goodwill and intangible assets by segment are as follows (in thousands):

December 31, 2017	Goodwill	Intangible Assets, Net
Bracing and Vascular	$422,258	$381,479
Recovery Sciences	101,001	106,468
International	339,030	98,542
Surgical Implant	1,823	20,599

	$864,112	$607,088

December 31, 2016	Goodwill	Intangible Assets, Net
Bracing and Vascular	$422,258	$411,079
Recovery Sciences	101,001	122,586
International	330,544	113,679
Surgical Implant	1,823	24,790

	$855,626	$672,134

December 31, 2015	Goodwill	Intangible Assets, Net
Bracing and Vascular	$483,258	$449,893
Recovery Sciences	200,001	138,732
International	333,022	131,019
Surgical Implant	1,823	29,401

	$1,018,104	$749,045

8. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following (in thousands):

	December 31, 2017	December 31, 2016	December 31, 2015
Accrued wages and related expenses	$41,482	$30,340	$29,031
Accrued commissions	16,994	16,254	20,479
Accrued rebates	12,896	14,023	13,433
Accrued other taxes	5,743	2,926	4,196
Accrued professional expenses	3,879	3,593	3,164
Income taxes payable	1,937	231	1,612
Deferred tax liability	—	—	163
Derivative liability	268	1,497	282
Other accrued liabilities	43,161	44,401	29,813

	$126,360	$113,265	$102,173

9. EMPLOYEE BENEFIT PLANS

We have multiple qualified defined contribution plans, which allow for voluntary pre-tax contributions by employees. We pay all general and administrative expenses of the plans and make matching and may make certain discretionary contributions to the plans. Based on 100% of the first 1% and 50% of the next 5% of compensation deferred by employees (subject to IRS limits and non-discrimination testing), we made matching contributions of $3.5 million, $3.5 million, and $4.2 million, to the plans for the years ended December 31, 2017, 2016 and 2015, respectively. The plans provide for discretionary contributions by us, as approved by the Board of Directors. There have been no such discretionary contributions through December 31, 2017. In addition, we made contributions to our international pension plans of $3.0 million, $2.1 million, and $1.7 million for the years ended December 31, 2017, 2016 and 2015, respectively.

10. DERIVATIVE INSTRUMENTS

From time to time, we use derivative financial instruments to manage interest rate risk related to our variable rate credit facilities and risk related to foreign currency exchange rates. Our objective is to reduce the risk to earnings and cash flows associated with changes in interest rates and changes in foreign currency exchange rates. Before acquiring a derivative instrument to hedge a specific risk, we evaluate potential natural hedges. Factors considered in the decision to hedge an underlying market exposure include the materiality of the risk, the volatility of the market, the duration of the hedge, and the availability, effectiveness and cost of derivative instruments. We do not use derivative instruments for speculative or trading purposes.

All derivatives, whether designated as hedging relationships or not, are recorded on the balance sheet at fair value. The fair value of our derivatives is determined through the use of models that consider various assumptions, including time value, yield curves and other relevant economic measures which are inputs that are classified as Level 2 in the fair value hierarchy. The classification of gains and losses resulting from changes in the fair values of derivatives is dependent on the intended use of the derivative and its resulting designation. Our interest rate cap agreements were designated as cash flow hedges, and accordingly, effective portions of changes in the fair value of the derivatives were recorded in accumulated other comprehensive income (loss) and subsequently reclassified into our Consolidated Statement of Operations when the hedged forecasted transaction affects income (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in income (loss). Our foreign exchange contracts have not been designated as hedges, and accordingly, changes in the fair value of the derivatives are recorded in income (loss).

Interest Rate Cap Agreements. We utilize interest rate caps to manage the risk of unfavorable movements in interest rates on a portion of our outstanding floating rate loan balances. Our interest rate cap agreements were designated as cash flow hedges for accounting purposes, and the hedges were considered effective. As such, the effective portion of the gain or loss on the derivative instrument was reported as a component of accumulated other comprehensive income (loss) and reclassified into interest expense in our Consolidated Statement of Operations in the period in which it affected income (loss).

Foreign Exchange Rate Contracts. We have previously utilized Mexican Peso (MXN) foreign exchange forward contracts to hedge a portion of our exposure to fluctuations in foreign exchange rates, as our Mexico-based manufacturing operations incur costs that are largely denominated in MXN. As of December 31, 2017 we did not have any outstanding foreign currency exchange forward contracts. While our foreign exchange forward contracts act as economic hedges, we have not designated such instruments as hedges for accounting purposes. Therefore, gains and losses resulting from changes in the fair values of these derivative instruments are recorded in Other income (expense), net, in our accompanying Consolidated Statements of Operations.

The following table summarizes the fair value of derivative instruments in our Consolidated Balance Sheets (in thousands):

	Balance Sheet Location	December 31, 2017	December 31, 2016	December 31, 2015
Derivative Assets:
Interest rate cap agreements designated as cash flow hedges	Other long term assets	$84	$—	$1,313

Derivative Liabilities:
Interest rate cap agreements designated as cash flow hedges	Other current liabilities	$268	$1,497	$282
Interest rate cap agreements designated as cash flow hedges	Other long-term liabilities	—	1,283	—

The following table summarizes the effect our derivative instruments have on our Consolidated Statements of Operations (in thousands):

		Year Ended December 31,
	Location of gain (loss)	2017	2016	2015
Interest rate cap agreements designated as cash flow hedges	Interest expense (1)	$482	$412	$—
Foreign exchange forward contracts not designated as hedges	Other expense, net	—	—	(4)

		$482	$412	$(4)

The pre-tax loss on derivative instruments designated as cash flow hedges recognized in other comprehensive income (loss) is presented below (in thousands):

	Year Ended December 31,
	2017	2016	2015
Interest rate cap agreements designated as cash flow hedges	$3,007	$(3,969)	$985

11. FAIR VALUE MEASUREMENTS

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

The following tables present the balances of financial assets and liabilities measured at fair value on a recurring basis (in thousands):

As of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Recorded Balance
Assets:
Interest rate cap agreements designated as cash flow hedges	$—	$84	$—	$—

Liabilities:
Interest rate cap agreements designated as cash flow hedges	$—	$268	$—	$—

For the year ended December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Recorded Balance
Liabilities:
Interest rate cap agreements designated as cash flow hedges	$—	$2,780	$—	$2,780

As of December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Recorded Balance
Assets:
Interest rate cap agreements designated as cash flow hedges	$—	$1,313	$—	$1,313

Liabilities:
Interest rate cap agreements designated as cash flow hedges	$—	$282	$—	$282

12. DEBT

Debt obligations consist of the following (in thousands):

	December 31, 2017	December 31, 2016	December 31, 2015
Credit facilities:
ABL Facility, net of unamortized debt issuance costs of $ 1.2 million, $1.6 million and $2.1 million as of December 31, 2017, 2016 and 2015, respectively	$73,843	$80,365	$27,886
Term loan:
$1,031.3 million Term Loan, net of unamortized debt issuance costs and original issuance discount of $8.6 million, $ 12.0 million and $15.3 million as of December 31, 2017, 2016 and 2015, respectively	1,022,630	1,029,816	1,037,117
Notes:
$1,015.0 million 8.125% Second Lien notes, net of unamortized debt issuance costs and original issuance discount of $11.6 million, $14.4 million and $16.9 million as of December 31, 2017, 2016 and 2015, respectively	1,003,382	1,000,649	998,137
$298.5 million 10.75% Third Lien notes, net of unamortized debt issuance costs and original issuance discount of $4.8 million, $6.5 million and $8.1 million as of December 31, 2017, 2016 and 2015, respectively	293,657	291,958	290,443
Capital lease obligations and other	20,608	—	1,529

Total debt	2,414,120	2,402,788	2,355,112
Current maturities	(15,936)	(10,550)	(10,550)

Long-term debt	$2,398,184	$2,392,238	$2,344,562

Credit Facilities

On May 7, 2015, we entered into (i) a $1,055.0 million new term loan facility (the “Term Loan”) and (ii) a $150.0 million new asset-based revolving credit facility (the “ABL Facility” and together with the Term Loan, the “Credit Facilities”). The Term Loan provides for a $150.0 million incremental facility, subject to customary borrowing conditions and the ABL Facility provides for a $50.0 million facility increase, subject to customary borrowing conditions.

As of December 31, 2017, the market values of our Term Loan were $1,014.5 million, $1,001.4 million and $1020.8 million, respectively. As of December 31, 2017, 2016 and 2015 the market values of drawings under the ABL facility were $75.0 million, $82.0 million and $30.0 million, respectively. We determine market values using trading prices for the senior secured credit facilities on or near that date. This fair value measurements are categorized within Level 2 of the fair value hierarchy.

Our revolving loan balance under our ABL Facility was $75.0 million, $82.0 million and $30.0 million, respectivly as of December 31, 2017, 2016 and 2015, in addition to a $5.7 million outstanding letter of credit related to our travel and entertainment corporate card program as of December 31, 2017 and 2016 and a $0.5 million outstanding letter of credit related to collateral requirements under our product liability insurance policy as of December 31, 2017, 2016 and 2015, respectively.

Term Loan

Interest Rates. Borrowings under the Term Loan bear interest at a rate equal to, at our option, either (a) 2.25% plus a base rate equal to the highest of (1) the prime rate as reported by the Wall Street Journal, (2) the federal funds effective rate plus 0.50% and (3) the Eurodollar rate for a one-month interest period plus 1.00% or (b) 3.25% plus the Eurodollar rate determined by reference to the ICE Benchmark Administration London Interbank Offered Rate for U.S. dollar deposits, subject to a minimum Eurodollar rate of 1.00%. As of December 31, 2017, 2016 and 2015, our weighted average interest rate for all borrowings under the Credit Facilities was 4.61%, 4.14% and 4.19%, respectively.

Principal Payments. We are required to make principal repayments under the Term Loan in quarterly installments equal to 0.25% of the original principal amount, with the remaining amount payable at maturity in June 2020 provided that, if on January 16, 2020 (or, if earlier, the 91st day prior to the scheduled maturity date of the 10.75% Notes), more than $50,000,000 in aggregate principal amount of the 10.75% Notes remains outstanding the scheduled maturity date of which is earlier than 91 days after June 7, 2020, then the maturity date with respect to the Term Loan shall be January 16, 2020 (or, if earlier, the 91st day prior to the scheduled maturity date of the 10.75% Notes).

Prepayments. The Term Loan requires us to prepay principal amounts outstanding, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% upon attaining certain total net leverage ratios) of annual excess cash flow, as defined in the Term Loan agreement;

•

100% of the net cash proceeds above (i) $30.0 million in any single transaction or series of related transactions or (ii) an annual amount of $100.0 million of all non-ordinary course asset sales or other dispositions, if we do not reinvest the net cash proceeds in assets to be used in our business, generally within 12 months of the receipt of such net cash proceeds; and

•	100% of the net cash proceeds from issuances of debt by us and our restricted subsidiaries, other than proceeds from debt permitted to be incurred under the Credit Facilities.

We may voluntarily repay outstanding loans under the Credit Facilities at any time without premium or penalty, subject to payment of (i) customary breakage costs applicable to prepayments of Eurodollar loans made on a date other than the last day of an interest period applicable thereto and (ii) a prepayment premium of 1% applicable to prepayments made within 6 months from the date of the closing of the Term Loan.

Guarantee and Security. All obligations under the Credit Facilities are unconditionally guaranteed by DJO Holdings LLC and each of our existing and future direct and indirect wholly-owned domestic subsidiaries, subject to certain exceptions (collectively, the “Credit Facility Guarantors”). In addition, the Term Loan is secured by (i) a first priority security interest in certain of our tangible and intangible assets and those of each of the Credit Facility Guarantors and all the capital stock of, or other equity interests in, DJO Holdings and each of our material direct or indirect wholly-owned domestic subsidiaries and direct wholly-owned first-tier foreign subsidiaries (subject to certain exceptions and qualifications) (collectively, “Term Loan Collateral”), and (ii) a second priority security interest in the ABL Collateral (as defined below).

Certain Covenants and Events of Default. The Term Loan contains a number of covenants that restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and other restricted payments;

•	make investments, loans or advances, including acquisitions;

•	repay subordinated indebtedness or amend material agreements governing our subordinated indebtedness;

•	engage in certain transactions with affiliates; and

•	change our lines of business.

In addition, the Term Loan requires us to maintain a maximum first lien net leverage ratio, as defined, of Credit Facilities debt, net of cash, to Adjusted EBITDA of no greater than 5.35:1 for a trailing twelve month period commencing with the period ending September 30, 2015. As of December 31, 2017, 2016, and 2015 our actual first lien net leverage ratio was 3.66:1, 4.44:1 and 4.15:1, respectively and we were in compliance with all other applicable covenants.

Asset-Based Revolving Credit Facility

Interest Rate. Borrowings under our ABL Facility bear interest at a rate equal to, at our option, a margin over, either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) the Eurodollar rate for a one-month interest period plus 1.00% or (b) a Eurodollar rate determined by reference to the Reuters LIBOR rate for the interest period relevant to such borrowing. The margin for the ABL Facility is 1.25% with respect to base rate borrowings and 2.25% with respect to Eurodollar borrowings, each subject to step-downs based upon the amount of the available, unused facility.

Fees. In addition to paying interest on outstanding principal, we are required to pay a commitment fee to the lenders based on the daily amount of the ABL Facility that is unutilized. The commitment fee is an annual rate of 0.25% if the average facility utilization in the previous fiscal quarter is equal to or greater than 50%, and 0.375% if the average facility utilization in the previous fiscal quarter was less than 50%.

Guarantee and Security. The ABL Facility is secured by a first priority security interest in personal property of DJOFL and each of the Credit Facility Guarantors consisting generally of accounts receivable, cash, deposit accounts and securities accounts, inventory, intercompany notes and intangible assets (other than intellectual property and investment property), subject to certain exceptions and qualifications (collectively, the “ABL Collateral”, and together with the Term Loan Collateral, the “Collateral”) and a fourth priority security interest in the Term Loan Collateral.

Certain Covenants and Events of Default. The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our and our subsidiaries’ ability to undertake certain transactions or otherwise make changes to our assets and business. These are substantially similar to the Term Loan covenants described above.

In addition, we are required to maintain a minimum fixed charge coverage ratio, as defined in the agreement, of 1.0 to 1.0 if the unutilized facility is less than the greater of $9.0 million or 10% of the lesser of (1) $150.0 million and (2) the aggregate borrowing base. This coverage ratio requirement remains in place until the 30th consecutive day the unutilized facility exceeds such threshold. The ABL Facility also contains certain customary affirmative covenants and events of default. As of December 31, 2017, we were in compliance with all applicable covenants.

Notes:

8.125% Second Lien Notes

On May 7, 2015 we issued $1,015.0 million aggregate principal amount of 8.125% Second Lien Notes (8.125% Notes), which mature on June 15, 2021. The 8.125% Notes are fully and unconditionally guaranteed on a senior secured basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantees any of DJO’s indebtedness or any indebtedness of DJO’s domestic subsidiaries.

The net proceeds from the issuance of the 8.125% Notes were used, together with borrowings under the Credit Facilities and cash on hand, to repay our prior notes (see below), repay prior credit facilities and pay all related fees and expenses.

The 8.125% Notes and related guarantees are secured by second-priority liens on the Term Loan Collateral and third-priority liens on the ABL Collateral, in each case subject to permitted liens.

As of December 31, 2017, 2016 and 2015, the market value of the 8.125% Notes was $954.1 million, $888.1 million and $903.4 million, respectively. We determined market value using trading prices for the 8.125% Notes on or near that date. These fair value measurements are categorized within Level 2 of the fair value hierarchy.

Optional Redemption. Prior to June 15, 2018, we have the option to redeem some or all of the 8.125% Notes at a redemption price equal to 100% of the principal amount of the 8.125% Notes redeemed, plus accrued and unpaid interest plus the “make-whole” premium set forth in the indenture governing the 8.125% Notes. On and after June 15, 2018, we have the option to redeem some or all of the 8.125% Notes at the redemption prices set forth in the indenture, plus accrued and unpaid interest. In addition, we may redeem, using net proceeds from certain equity offerings, (i) up to 15% of the principal amount prior to June 15, 2019 at a price equal to 103% of the principal amount being redeemed, and/or (ii) up to 35% of the principal amount prior to June 15, 2018, at a price equal to 108.125% of the principal amount being redeemed, plus accrued and unpaid interest, in each case using an amount not to exceed the net proceeds from certain equity offerings.

10.75% Third Lien Notes

On May 7, 2015, we issued $298.5 million aggregate principal amount of 10.75% Third Lien Notes (10.75% Notes) which mature on April 15, 2020. The 10.75% Notes are fully and unconditionally guaranteed on a secured basis by each of DJO’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantees any of DJO’s indebtedness or any indebtedness of DJO’s domestic subsidiaries.

The 10.75% Notes were issued in connection with our (i) offer (Exchange Offer) to exchange our 9.75% Senior Subordinated Notes due 2017 (9.75% Notes) for the 10.75% Notes and cash and (ii) solicitation of consents from registered holders of the 9.75% Notes to certain proposed amendments to the indenture for the 9.75% Notes. The 10.75% Notes and related guarantees are secured by third-priority liens on the Term Loan Collateral and fourth-priority liens on the ABL Collateral, in each case subject to permitted liens.

As of December 31, 2017, 2016 and 2015, the market value of the 10.75% Notes was $267.1 million, $244.7 million and $265.6 million. We determined market values using trading prices for the 10.75% Notes on or near that date. This fair value measurements are categorized within Level 2 of the fair value hierarchy.

Optional Redemption. We have the option to redeem the 10.75% Notes, in whole or in part, after May 7, 2015, at the redemption prices set forth in the indenture governing the 10.75% Notes, plus accrued and unpaid interest.

Change of Control

Upon the occurrence of a change of control, DJO must give holders of the Notes an opportunity to sell to DJO some or all of their 8.125% Notes and 10.75% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Covenants

The indentures for the 8.125% Notes and the 10.75% Notes each contain covenants limiting, among other things, our ability to (i) incur additional indebtedness or issue certain preferred and convertible shares, pay dividends on, redeem, repurchase or make distributions in respect of the capital stock of DJO or make other restricted payments, (ii) make certain investments, (iii) sell certain assets, (iv) create liens on certain assets to secure debt, (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, (vi) enter into certain transactions with affiliates, and (vii) designate our subsidiaries as unrestricted subsidiaries. As of December 31, 2017, we were in compliance with all applicable covenants.

Our ability to continue to meet the covenants related to our indebtedness specified above in future periods will depend, in part, on events beyond our control, and we may not continue to meet those covenants. A breach of any of these covenants in the future could result in a default under the credit facilities or the Notes, at which time the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable. Any such acceleration would also result in a default under the Indentures.

Other debt

On June 6, 2017, we entered into two new term loans of €6.0 million each at our French subsidiary. The loan provides for borrowings of €12.0 million and is subject to customary borrowing conditions. We are required to make principal repayments under the loan in both monthly and quarterly installments through the maturity date of May 2020. The interest rate on this loan is the Euribor for a one month interest period plus 0.4%. Pursuant to the terms of the loan agreements, we have pledged €12.0 million of our French subsidiary’s tangible and intangible assets.

In the fourth quarter of 2017, our subsidiary, Ormed GmbH, entered into two financing arrangements with Deutsche Leasing AG and Sparkasse Freiburg. The arrangement with Deutsche Leasing provides for a sale and lease back of continuous passive motion (CPM) devices for a total of €3.5 million, maturing within 36 and 48 months. The second arrangement with Sparkasse Freiburg, is a loan agreement consisting of a term loan €4.0 million and a revolving line of credit of up to €1.5 million, with a maturity date of August 30, 2019.

At December 31, 2017, the aggregate amounts of principal maturities of long-term debt for the next five years and thereafter are as follows (in thousands):

2018	$15,936
2019	20,825
2020	1,388,285
2021	1,015,296
2022	—
Thereafter	—

$2,440,342

Loss on Modification and Extinguishment of Debt

During the year ended December 31, 2015, we recognized loss on modification and extinguishment of debt of $68.5 million. The loss consists of $47.8 million in premiums related to the redemption of our 8.75% Notes, 9.875% Notes, and 7.75% Notes, $11.9 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our debt that was extinguished and $8.8 million of arrangement and amendment fees and other fees and expenses incurred in connection with the refinancing.

Debt Issuance Costs

As of December 31, 2017, 2016 and 2015, we had $8.6 million, $11.6 million and $14.5 million, respectively, of unamortized debt issuance costs.

For the year ended December 31, 2015, we capitalized $5.9 million of debt issuance costs incurred in connection with the amendment of our prior credit facilities.

For the years ended December 31, 2017, 2016 and 2015, amortization of debt issuance costs was $3.0 million, $2.9 million and $4.7 million, respectively. Amortization of debt issuance costs was included in Interest expense in our Consolidated Statements of Operations for each of the periods presented.

13. STOCKHOLDERS’ DEFICIT

During the year ended December 31, 2017, DJO issued 45,774 shares of its common stock upon the net exercise of vested stock options that had been granted to current and former employees in 2007 in exchange for options that had previously been granted in the predecessor company to DJO (“Rollover Options”). Our stock incentive plan permits participants to exercise stock options using a net exercise method. In a net exercise, we withhold from the total number of shares that otherwise would be issued to a participant upon exercise of the stock option such number of shares having a fair market value at the time of exercise equal to the aggregate option exercise price and applicable income tax withholdings, and remit the remaining shares to the participant. The current and former employees exercised these Rollover Options for a total of 416,206 shares of DJO’s common stock, from which we withheld 370,432 shares to cover $6.1 million of aggregate option exercise price and income tax withholdings and issued the remaining 45,774 shares.

Pursuant to the Retirement Agreement and Amendment to Stock Option Agreements entered into on November 14, 2016 between DJO and Mike Mogul, the Company’s former Chief Executive Officer, DJO agreed to repurchase a total of 218,712 shares of the DJO’s common stock owned by Mr. Mogul for a per share price of $16.46 per share by no later than January 31, 2017. This repurchase was completed on January 30, 2017.

Pursuant to the Employment Agreement entered into on November 14, 2016 between DJO and Brady R. Shirley, the Company’s new Chief Executive Officer, Mr. Shirley agreed to purchase $500,000 in shares of the DJO’s common stock valued at $16.46 per share, within 180 days after the date of said agreement. Mr. Shirley completed the purchase of 30,377 shares of common stock on February 2, 2017.

During the year ended December 31, 2016, DJO issued 43,086 shares of its common stock upon the net exercise of vested stock options that had been granted to an employee in 2006 in exchange for options that had previously been granted in the predecessor company to DJO (Rollover Options). Our stock incentive plan permits participants to exercise stock options using a net exercise method. In a net exercise, we withhold from the total number of shares that otherwise would be issued to a participant upon exercise of the stock option such number of shares having a fair market value at the time of exercise equal to the aggregate option exercise price and applicable income tax withholdings, and remit the remaining shares to the participant. The employee exercised these Rollover Options for a total of 312,925 shares of DJO’s common stock, from which we withheld 269,839 shares to cover $4.4 million of aggregate option exercise price and income tax withholdings and issued the remaining 43,086 shares.

During the year ended December 31, 2015, DJO issued 8,848 shares of its common stock upon the net exercise of vested stock options that had been granted to an employee in 2006 in exchange for options that had previously been granted in the predecessor company to DJO (Rollover Options). Our stock incentive plan permits participants to exercise stock options using a net exercise method. In a net exercise, we withhold from the total number of shares that otherwise would be issued to a participant upon exercise of the stock option such number of shares having a fair market value at the time of exercise equal to the aggregate option exercise price and applicable income tax withholdings, and remit the remaining shares to the participant. The employee exercised these Rollover Options for a total of 30,529 shares of DJO’s common stock, from which we withheld 21,681 shares to cover $0.4 million of aggregate option exercise price and income tax withholdings and issued the remaining 8,848 shares.

Additionally, during the year ended December 31, 2015, DJO issued 667 shares of its common stock upon the exercise of stock options. Net proceeds from the share sales were contributed by DJO to us, and are included in Stockholders’ deficit in our Consolidated Balance Sheet as of December 31, 2015.

14. STOCK OPTION PLANS AND STOCK-BASED COMPENSATION

Stock Option Plan

We have one active equity compensation plan, the DJO 2007 Incentive Stock Plan (2007 Plan) under which we are authorized to grant awards of restricted and unrestricted stock, options, and other stock-based awards based on the shares of common stock of our indirect parent, DJO, subject to adjustment in certain events. The total number of shares available to grant under the 2007 Plan is 10,575,529.

Options issued under the 2007 Plan can be either incentive stock options or non-qualified stock options. The exercise price of stock options granted will not be less than 100% of the fair market value of the underlying shares on the date of grant and the options will expire no more than ten years from the date of grant.

In September 2015, all outstanding options granted to employees between 2008 and 2011 were amended to modify the vesting terms of the portion of the options which vest on achievement of a minimum multiple of invested capital (MOIC) from a MOIC of 2.25 for one-third of the options and a MOIC of 2.5 for an additional one-third of the options to a single MOIC vesting component covering two-thirds of the options with the terms described below. As amended, the options granted between 2008 and 2011 vest as follows: (i) one-third of each stock option grant vests over a specified period of time contingent solely upon the option holder’s continued employment or service with us (Time-Based Options) and (ii) two-thirds of each stock option grant will vest upon achieving MOIC with respect to Blackstone’s aggregate investment in DJO’s capital stock, to be achieved by Blackstone following a liquidation of all or a portion of its investment in DJO’s capital stock (Market Return Options). The Market Return Options provide for vesting within a range of achievement of a MOIC multiple between 1.5 and 2.25. If Blackstone sells all or a portion of its equity interests in DJO while the options are outstanding, then the unvested Market Return Options will vest and become exercisable as follows: 1) 25% of the options will vest and become exercisable if Blackstone realizes a MOIC of 1.5 times its equity investment in DJO; 2) 100% of the options will vest and become exercisable if Blackstone realizes a MOIC of at least 2.25 times its equity investment in DJO; and 3) if Blackstone realizes a MOIC of greater than 1.5 times its equity investment but less than 2.25 times its equity investment, then 25% of the options will vest and become exercisable and a percentage of the remaining unvested options will vest and become exercisable with such percentage equal to a fraction, the numerator of which is the actual MOIC realized by Blackstone, less 1.5 and the denominator of which is 0.75.

In July 2015, all outstanding options granted to employees in 2012 and later years were amended to modify the MOIC vesting provision as described below. These options vest in four equal installments beginning with the year of grant and for each of the three calendar years following the year of grant, with each such installment vesting only if the final reported financial results for such year show that the Adjusted EBITDA for such year equaled or exceeded the Adjusted EBITDA amount in the financial plan approved by DJO’s Board of Directors for such year (Performance Options). In the event that the Adjusted EBITDA in any of such four years falls short of the amount of Adjusted EBITDA in the financial plan for that year, the installment that did not therefore vest at the end of such year shall be eligible for subsequent vesting at the end of the four year vesting period if the cumulative Adjusted EBITDA for such four years equals or exceeds the cumulative Adjusted EBITDA in the financial plans for such four years and the Adjusted EBITDA in the fourth vesting year equals or exceeds the Adjusted EBITDA in the financial plan for such year. In addition, as amended in July 2015, such options also provide that in the event Blackstone achieves the same MOIC requirement described above for the Market Return Options, any unvested installments from prior years and all installments for future years shall thereupon vest.

Commencing with options granted in September 2015, options granted to existing employees have the same terms as the Market Return Options, and options granted to new employees consist of one-third Time-Based Options and two-thirds Market Return Options.

In 2015 and 2016, options were granted to employees following the net exercise of the options they received in 2007 in exchange for options that had previously been granted in DJO’s predecessor company (Rollover Options), which were scheduled to expire in 2015 and 2016, respectively. These new options were fully vested on the date of grant and have a term of ten years (Vested Options).

Except for options granted to the Chairman of the Board and two other board members as described below, options are typically granted annually to members of our Board of Directors who are not affiliates of Blackstone (referred to as Director Service Options). The Director Service Options vest in increments of 33 1/3% per year on each of the first through third anniversary dates of the grant date, contingent upon the optionee’s continued service as a director. The options granted to the Chairman of the Board and the two other board members vest as follows: one-third of the stock option grant vests in increments of 33 1/3% per year on each of the first through third anniversary dates from the grant date contingent upon the optionee’s continued service as a director; and, as amended in July 2015, two-thirds of the stock option grant will vest in the same manner as the Market Return Options.

Stock-Based Compensation

During the year ended December 31, 2017, the compensation committee granted 1,475,000 options to employees, of which 1,047,501 were Market Return Options and 427,499 were Time-Based Options. Additionally, the compensation committee granted 13,800 Director Service Options to members of the Board of Directors. The weighted average grant date fair value of the Time-Based Options and Director Service Options granted during the year ended December 31, 2017 was $6.30 and $6.60, respectively.

During the year ended December 31, 2016, the compensation committee granted 2,015,318 options to employees, of which 1,356,164 were Market Return Options, 484,336 were Time-Based Options and 174,818 were Vested Options. Additionally, the compensation committee granted 18,800 Director Service Options to members of the Board of Directors and 10,000 Market Return Options to non-employees. The weighted average grant date fair values of the Time-Based Options, Vested Options and Director Service Options granted during the year ended December 31, 2016 were $6.12, $5.98 and $5.25, respectively. In addition, during the year ended December 31, 2016, we granted 121,507 restricted stock units (RSUs) to Michael C. Eklund, our new chief financial officer and chief operating officer. The RSUs vest over four years, with 25% vesting on October 3, 2017 and an additional 25% vesting on each October 3 thereafter, contingent upon his continued employment with the Company on each vesting date. The grant date fair value of the RSUs was $16.46.

During the year ended December 31, 2015, the compensation committee granted 1,343,621 options to employees, of which 1,065,002 were Performance Options, 257,498 were Time-Based Options and 21,121 were Vested Options. The weighted average grant date fair values of the Time-Based Options, Vested Options and Director Service Options granted during the year ended December 31, 2015 were $6.09, $5.27 and $6.92, respectively.

The fair value of each option award is estimated on the date of grant, or modification, using the Black-Scholes option pricing model for service based awards, and a binomial model for market based awards. In estimating fair value for options issued under the 2007 Plan, expected volatility was based on historical volatility of comparable publicly-traded companies. As our historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term, we used the simplified method. Expected life is calculated in two tranches based on the employment level defined as executive or employee. The risk-free rate used in calculating fair value of stock options for periods within the expected term of the option is based on the U.S. Treasury yield bond curve in effect on the date of grant.

The following table summarizes certain assumptions we used to estimate the fair value of the Time-Based Options, the Vested Options and the Director Service Options of stock options granted during the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
	2017	2016	2015
Expected volatility	33.1%-33.3%	33.2%-33.4%	33%
Risk-free interest rate	2.0-2.9%	1.2%-2.0%	1.5-2.0%
Expected term until exercise	6.2-8.1	5.2-6.6	5.1-8.3
Expected dividend yield	—%	—%	—%

We recorded non-cash stock-based compensation expense during the periods presented as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Cost of goods sold	$165	$84	$90
Operating expenses:
Selling, general and administrative	3,425	2,947	1,696
Research and development	106	157	19

	$3,696	$3,188	$1,805

We have met the Adjusted EBITDA targets related to the Performance Options granted with vesting conditions related to 2017 Adjusted EBITDA. As such, we recognized expense for the options that vested in 2017. We have not recognized expense for any of the options which have the potential to vest based on Adjusted EBITDA for 2018, as some of these targets have not yet been established and we are unable to assess the probability of achieving such targets. Accordingly, we recognized stock-based compensation expense for the Time-Based Options, the Performance Options with 2017 Adjusted EBITDA vesting conditions, Vested Options and the Director Service Options granted.

Stock based compensation expense for options granted to non-employees was not significant to the Company for all periods presented, and was included in Selling, general and administrative expense in our Consolidated Statements of Operations.

A summary of option activity under the 2007 Plan is presented below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2014	9,239,166	$16.11	6.3	$3,197,576
Granted	1,377,121	$16.46
Exercised	(31,196)	$9.00
Forfeited or expired	(1,656,232)	$16.46

Outstanding at December 31, 2015	8,928,859	$16.13	5.9	$2,964,949
Granted	2,044,118	$16.46
Exercised	(312,918)	$12.90
Forfeited or expired	(978,432)	$15.97

Outstanding at December 31, 2016	9,681,627	$16.32	5.5	$1,370,670
Granted	1,488,800	$16.46
Exercised	(416,206)	$13.17
Forfeited or expired	(2,318,326)	$16.46

Outstanding at December 31, 2017	8,435,895	$16.46	6.1	$—

Vested or expected to vest at December 31, 2017	3,657,499	$16.46	4.3	$—

Exercisable at December 31, 2017	2,431,238	$16.46	3.8	$—

The Company’s stock incentive plan permits optionees to exercise stock options using a net exercise method. In a net exercise, the Company withholds from the total number of shares that otherwise would be issued to an optionee upon exercise of the stock option such number of shares having a fair market value at the time of exercise equal to the option exercise price and applicable income tax withholdings and remits the remaining shares to the optionee.

The following table provides information regarding the use of the net exercise method during the periods presented:

	Year Ended December 31,
	2017	2016	2015
Options exercised	416,206	312,925	30,529
Shares withheld	370,432	269,839	21,681

Shares issued	45,774	43,086	8,848

Average market value per share withheld	$16.46	$16.46	$16.46

Aggregate market value of shares withheld (in thousands)	$6,097	$4,442	$357

As of December 31, 2017, total unrecognized stock-based compensation expense related to unvested stock options granted under the 2007 Plan, excluding options subject to the performance components of the Market Return Options, was $4.7 million, net of expected forfeitures. We anticipate this expense to be recognized over a weighted-average period of approximately four years. Compensation expense associated with the Market Return Options granted under the 2007 Plan, with the exception of those that were issued in connection with a modification, will be recognized only to the extent achievement of the performance components are deemed probable.

15. INCOME TAXES

The components of loss from continuing operations before income tax provision consist of the following (in thousands):

	Year Ended December 31,
	2017	2016	2015
U.S. operations	$(130,603)	$(305,813)	$(184,524)
Foreign operations	34,479	12,142	14,273

	$(96,124)	$(293,671)	$(170,251)

The income tax provision from continuing operations consists of the following (in thousands):

	Year Ended December 31,
	2017	2016	2015
Current income taxes:
U.S. federal	$(995)	$(216)	$597
U.S. state	160	181	1,042
Foreign	8,564	4,479	4,677

Total current income taxes	7,729	4,444	6,316

Deferred income taxes:
U.S. federal	(69,829)	(9,893)	6,095
U.S. state	460	(935)	919
Foreign	920	(469)	(1,074)

Total deferred income taxes	(68,449)	(11,297)	5,940

Total income tax (benefit) provision	$(60,720)	$(6,853)	$12,256

The difference between the income tax provision (benefit) derived by applying the U.S. federal statutory income tax rate of 35% and the recognized income tax provision is as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Income tax benefit derived by applying the U.S. federal statutory income tax rate to loss before income taxes	$(33,643)	$(102,785)	$(59,586)
Add (deduct) the effect of:
State tax benefit, net	(1,960)	(5,126)	(4,996)
Change in state effective tax rates	20	449	(604)
Foreign earnings repatriation	190	236	(622)
Unrecognized tax benefits	2,191	129	1,678
Goodwill impairment	—	38,988	—
Revaluation of deferred taxes	48,529	—	—
Reclass of tax expense for gain in OCI	(6,982)	—	—
Research tax credit	(1,124)	(489)	(758)
Permanent differences and other, net	331	3,346	(2,726)
Foreign rate differential	(5,238)	(897)	5,875
Other	(2,202)	1,220	1,340
Valuation allowance	(60,832)	58,076	72,655

	$(60,720)	$(6,853)	$12,256

ASC 740-20 requires total income tax expense or benefit to be allocated among continuing operations, discontinued operations, extraordinary items, other comprehensive income and items charged directly to shareholders’ equity. This allocation is referred to as intra-period tax allocation. As a result of the gain recognized in other comprehensive income, the Company is subject to ASC 740-20-45-7 which requires us to record a tax expense to other comprehensive income and a corresponding tax benefit to continuing operations. The amount of income tax benefit recorded as part of continuing operations is limited to the income tax expense from other comprehensive income. Accordingly, the Company has recorded a tax expense of $7.0 million in other comprehensive income and a corresponding income tax benefit from continuing operations.

The components of deferred income tax assets and liabilities are as follows (in thousands):

	December 31, 2017	December 31, 2016	December 31, 2015
Deferred tax assets:
Net operating loss carryforwards	$219,488	$308,615	$264,343
Receivables reserve	7,291	14,619	19,654
Accrued expenses and reserves	30,887	52,646	43,722

Gross deferred tax assets	257,666	375,880	327,719
Valuation allowance	(219,365)	(286,974)	(223,385)

Net deferred tax assets	38,301	88,906	104,334

Deferred tax liabilities:
Intangible assets	(169,145)	(269,196)	(303,993)
Foreign earnings repatriation	(6,975)	(11,080)	(11,730)
Other	(3,346)	(9,573)	(1,225)

Gross deferred tax liabilities	(179,466)	(289,849)	(316,948)

Net deferred tax liabilities	$(141,165)	$(200,943)	$(212,614)

At December 31, 2017, we maintain federal and state net operating loss carryforwards of $894.8 million and $559.2 million, respectively, which expire over a period of 1 to 20 years. Our foreign net operating loss carryforwards of $14.8 million will begin to expire in 2019.

At December 31, 2017 and 2016 we had gross deferred tax assets of $257.7 million and $375.9 million, respectively, which we reduced by valuation allowances of $219.4 million and $287.0 million, respectively.

We do not intend to permanently reinvest the earnings of foreign operations. Accordingly, we recorded a deferred tax (benefit) expense of $0.2 million, $0.2 million and $(0.6) million for the years ended December 31, 2017, 2016 and 2015, respectively, for unrepatriated foreign earnings in those years.

The Company qualifies for a tax holiday in Tunisia. Without the tax holiday, the Company would have tax expense of $1.0 million, $0.5 million and $0.3 million in Tunisia for the years ended December 31, 2017, 2016 and 2015, respectively. The tax incentive will last at least through 2021.

We file income tax returns in U.S. federal, state and foreign jurisdictions. With few exceptions, we are no longer subject to income tax examinations by tax authorities for years before 2012. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward amount.

The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Accordingly, the Company’s deferred tax assets and liabilities were re-measured to reflect the reduction in the U.S. corporate income tax rate from 35 percent to 21 percent .The re-measurement of the deferred tax assets and liabilities resulted in an income tax expense of $48.5 million, which was offset by a $(118.4) million benefit from the change in the valuation allowance, resulting in a net income tax benefit of $69.9 million that impacted the Company’s effective tax rate. We are still refining our calculations, in particular the potential utilization of indefinite lived deferred tax liabilities as a source of future taxable income when assessing the realizability of indefinite lived deferred assets, which could potentially affect the re-measurement of these balances in a future period.

In December 2017, the Tax Cuts and Jobs Act (the “2017 Act”) was enacted. The 2017 Act includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017. The 2017 Act also provides for a one-time transition tax on certain foreign earnings and the acceleration of depreciation for certain assets placed in service after September 27, 2017. The 2017 Act also includes prospective changes beginning in 2018, including additional limitations on executive compensation, limitations on the deductibility of interest and capitalization of research and development expenditures. The 2017 Act includes two new U.S. tax base erosion provisions, the global intangible low-taxed income (“GILTI”) provisions and the base-erosion and anti-abuse tax (“BEAT”) provisions.

The 2017 Act provided for a one-time deemed mandatory repatriation of post-1986 undistributed foreign subsidiary earnings and profits (“E&P”) through the year ended December 31, 2017. The Company had an estimated $15.1 million of undistributed foreign E&P subject to the deemed mandatory repatriation. Such amounts are provisional and the Company expects to complete its analysis during the second half of 2018.

The Company also continues to analyze the GILTI and BEAT provisions of the 2017 Tax Act. The Company expects to complete its analysis of these provisions in the second half of 2018.

On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the 2017 Act. The Company has recognized provisional tax impacts related to the one-time mandatory repatriation of post-1986 E&P and the revaluation of deferred tax assets and liabilities. The provisional amounts have included in its consolidated financial statements for the year ended December 31, 2017. The ultimate impact may differ from these provisional amounts due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the 2017 Act.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Balance, beginning of year	$14,528	$14,901	$13,905
Additions based on tax positions related to current year	2,162	1,328	922
Additions for tax positions related to prior years	1,124	191	194
Reduction due to lapse of statute of limitations	(436)	(1,283)	(120)
Reductions related to Tax Cuts and Jobs Act	(560)	—	—
Reductions for settlements of tax positions	—	(609)	—

Balance, end of year	$16,818	$14,528	$14,901

To the extent all or a portion of our gross unrecognized tax benefits are recognized in the future, no U.S. federal tax benefit for related state income tax deductions would result due to the existence of a U.S. federal valuation allowance. We anticipate that approximately $1.1 million of uncertain tax positions, each of which are individually immaterial, will decrease in the next twelve months due to the expiration of the statutes of limitations. We have various unrecognized tax benefits totaling approximately $6.0 million, which, if recognized, would impact our effective tax rate in future periods. We recognized interest and penalties of $0.4 million, $0.1 million, and $0.4 million in the years ended December 31, 2017, 2016 and 2015, respectively, which was included as a component of income tax benefit in our Consolidated Statements of Operations. As of December 31, 2017 and 2016, we have $3.2 million and $2.8 million, respectively, accrued for interest and penalties.

16. COMMITMENTS AND CONTINGENCIES

Operating Leases. We lease building space, manufacturing facilities and equipment under non-cancelable operating lease agreements that expire at various dates. We record rent incentives as deferred rent and amortize as reductions to lease expense over the lease term. The aggregate minimum rental commitments under non-cancelable leases for the next five years and thereafter, as of December 31, 2017, are as follows (in thousands):

Years Ending December 31,
2018	$11,534
2019	8,325
2020	6,781
2021	5,159
2022	2,959
Thereafter	8,029

$42,787

Rental expense under operating leases totaled $18.8 million, $17.8 million, and $18.0 million, for the years ended December 31, 2017, 2016 and 2015, respectively. Scheduled increases in rent expense are amortized on a straight line basis over the life of the lease.

Empi Investigation

Our subsidiary, Empi, Inc., was served with a federal administrative subpoena dated May 11, 2015, issued by the Office of Inspector General for the U.S. Department of Defense (“OIG”) seeking a variety of documents primarily relating to the supply of home electrotherapy units and supplies by Empi to beneficiaries covered under medical insurance programs sponsored or administered by TRICARE, the Defense Health Agency and the Department of Defense. The subpoena sought discovery of documents for the period January 2010 through May 2015. The Company has cooperated with the U.S. Attorney’s Office in Minnesota (USAO), which jointly handled the investigation of issues related to the subpoena. We produced responsive documents and fully cooperated in the investigation. In October 2017, we reached a settlement in principle with the USAO and the Civil Division to resolve the government’s investigation of claims under the False Claims Act signed a formal settlement agreement in January 2018. Pursuant to the settlement agreement, the Company agreed to pay a monetary penalty of $7.62 million, plus interest from October 2017 to January 2018. The payment was made in January 2018. As a part of the settlement, the Company did not admit and wrongdoing and is not subject to any ongoing corporate integrity agreement.

17. RELATED PARTY TRANSACTIONS

Blackstone Management Partners LLC (BMP) provides certain monitoring, advisory and consulting services to us for an annual monitoring fee equal to the greater of $7.0 million or 2% of consolidated EBITDA as defined in the Transaction and Monitoring Fee Agreement. The monitoring fee agreement was terminated effective November 20, 2017. DJO has agreed to indemnify BMP and its affiliates, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the Transaction and Monitoring Fee Agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates of the services contemplated by, the Transaction and Monitoring Fee Agreement. We expensed $6.2 million, $7.0 million and $7.0 million related to the annual monitoring fee for the years ended December 31, 2017, 2016 and 2015, respectively, which is recorded as a component of Selling, general and administrative expense in the Consolidated Statements of Operations. The $6.2 million payment was made in the first quarter of 2018.

18. SEGMENT AND GEOGRAPHIC INFORMATION

For the years ended December 31, 2017, 2016 and 2015, we reported our business in four operating segments: Bracing and Vascular; Recovery Sciences; Surgical Implant and International.

Bracing and Vascular Segment

Our Bracing and Vascular segment, which generates its revenues in the United States, offers our rigid knee bracing products, orthopedic soft goods, cold therapy products, vascular systems, therapeutic shoes and inserts and compression therapy products, primarily under the DonJoy, ProCare, Aircast, Dr. Comfort, Bell-Horn and Exos brands. This segment also includes our OfficeCare channel, through which we maintain an inventory of soft goods and other products at healthcare facilities, primarily orthopedic practices, for immediate distribution to patients. The Bracing and Vascular segment primarily sells its products to orthopedic and sports medicine professionals, hospitals, podiatry practices, orthotic and prosthetic centers, home medical equipment providers and independent pharmacies. In 2014 we expanded our consumer channel to focus on marketing, selling and distributing our products, including bracing and vascular products, to professional and consumer retail customers and on-line. The bracing and vascular products sold through the channel will principally be sold under the DonJoy Performance, Bell-Horn and Doctor Comfort brands.

Recovery Sciences Segment

Our Recovery Sciences segment, which generates its revenues in the United States, is divided into three main channels:

•

CMF. Our CMF channel sells our bone growth stimulation products. We sell these products either directly to patients or to independent distributors. For products sold to patients, we arrange billing to the patients and their third party payors.

•

Chattanooga. Our Chattanooga channel offers products in the clinical rehabilitation market in the category of clinical electrotherapy devices, clinical traction devices, and other clinical products and supplies such as treatment tables, CPM devices and dry heat therapy.

•

Consumer. Our consumer channel offers professional and consumer retail customers our Compex electrostimulation device, which is used in training programs to aid muscle development and to accelerate muscle recovery after training sessions.

Surgical Implant Segment

Our Surgical Implant segment, which generates its revenues in the United States, develops, manufactures and markets a wide variety of knee, hip and shoulder implant products that serve the orthopedic reconstructive joint implant market.

International Segment

Our International segment, which generates most of its revenues in Europe, sells all of our products and certain third party products through a combination of direct sales representatives and independent distributors.

Information regarding our reportable business segments is presented below (in thousands). Segment results exclude the impact of amortization and impairment of goodwill and intangible assets, certain general corporate expenses, and charges related to various integration activities, as defined by management. The accounting policies of the reportable segments are the same as the accounting policies of the Company. We allocate resources and evaluate the performance of segments based on net sales, gross profit, operating income and other non-GAAP measures, as defined in the senior secured credit facilities. We do not allocate assets to reportable segments because a significant portion of our assets are shared by the segments.

	Year Ended December 31,
	2017	2016	2015
Net sales:
Bracing and Vascular	$507,435	$522,600	$526,295
Recovery Sciences	158,288	156,998	156,194
Surgical Implant	200,384	174,503	134,843
International	320,099	301,187	296,295

	$1,186,206	$1,155,288	$1,113,627

Operating income (loss):
Bracing and Vascular	$102,531	$102,133	$115,791
Recovery Sciences	43,284	32,944	29,035
Surgical Implant	40,482	32,621	25,531
International	61,794	45,864	48,578
Expenses not allocated to segments and eliminations	(172,090)	(334,617)	(141,120)

	$76,001	$(121,055)	$77,815

Geographic Area

Following are our net sales by geographic area (in thousands):

	Year Ended December 31,
	2017	2016	2015
United States	$866,107	$854,101	$817,332
Other Europe, Middle East, and Africa	156,562	146,183	141,638
Germany	82,659	79,326	80,982
Australia and Asia Pacific	47,094	43,248	40,717
Canada	25,328	24,995	23,966
Latin America	8,456	7,435	8,992

	$1,186,206	$1,155,288	$1,113,627

Net sales are attributed to countries based on location of customer. In each of the years ended December 31, 2017, 2016 and 2015, no individual customer or distributor accounted for 10% or more of total annual net sales.

Following are our long-lived assets by geographic area (in thousands):

	December 31, 2017	December 31, 2016	December 31, 2015
United States	$122,208	$117,112	$106,058
International	16,442	16,443	16,389

	$138,650	$133,555	$122,447

19. UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL DATA

We operate our business on a manufacturing calendar, with our fiscal year always ending on December 31. Each quarter is 13 weeks, consisting of two four-week periods and one five-week period. Our first and fourth quarters may have more or fewer shipping days from year to year based on the days of the week on which holidays and December 31 fall.

The following table presents our unaudited quarterly consolidated financial data (in thousands):

	Three months ended
	April 1,	July 1,	September 30,	December 31,
	2017	2017	2017	2017
Net sales	$288,389	$294,746	$290,876	$312,195
Operating income	6,674	9,043	21,769	38,515
Net (loss) income from continuing operations	(39,803)	(34,224)	(22,602)	61,225
Net (loss) income attributable to DJO	(39,969)	(34,383)	(22,693)	61,151

	Three months ended
	March 28,	June 27,	September 26,	December 31,
	2016	2016	2016	2016
Net sales	$278,906	$292,852	$287,040	$296,490
Operating income	9,462	21,544	22,244	(174,305)
Net loss from continuing operations	(37,937)	(23,961)	(22,625)	(202,295)
Net loss attributable to DJO	(38,320)	(23,275)	(22,582)	(202,126)

	Three months ended
	March 28,	June 27,	September 26,	December 31,
	2015	2015	2015	2015
Net sales	$247,511	$279,902	$278,263	$307,951
Operating income	9,750	25,014	22,480	20,571
Net loss from continuing operations	(39,217)	(92,685)	(25,162)	(25,443)
Net loss attributable to DJO	(35,526)	(77,977)	(177,838)	(49,586)

20. SUBSEQUENT EVENTS

Definitive Merger Agreement

On November 19, 2018, Colfax Corporation announced it had entered into a definitive agreement to acquire DJO from private equity funds managed by Blackstone for $3.15 billion in cash. The transaction is expected to close in the first quarter of 2019.

Capital Lease Agreement

On June 20, 2018, we entered into a financing arrangement which provided us with $15.0 million of cash. The transaction is collaterized by equipment and other assets of the DJO surgical segment. The capital lease is payable in twenty-one installments through February 1, 2020.

Acquisition

On April 30, 2018, we completed the acquisition of 100% of the capital stock of a legal entity containing the regional payor and other customer contracts and rights related to the sale of surgical, sports medicine and rehabilitative orthopedic products and the related medical billing operations of one of our distributor partners, for total consideration of $23.8 million, consisting of $3.9 million of debt re-paid at closing, $5.2 million cash consideration paid at closing and $14.0 million cash consideration to be paid in installments up to the third anniversary of the transaction. We also issued 42,528 shares of common stock of DJO priced at approximately $700,000 to the holders of a warrant in the acquired entity.

Acquisition-related expenses were not significant.

The value of goodwill from the acquisition can be attributed to a number of business factors including the acquisition of these contract and related rights and the related billing system, in addition to synergies associated with combining the acquired business with our existing business.

The determination of estimated fair value requires management to make significant estimates and assumptions. We determined the fair value by applying established valuation techniques, based on information that management believed to be relevant to this determination. The following table summarizes our finalization of purchase accounting resulting in the purchase price allocation of the fair value of the assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Accounts receivable, net	$3,841
Inventories, net	1,132
Prepaid expenses and other current assets	119
Property and equipment, net	192
Intangible assets, net	8,450
Goodwill	17,551
Current portion of debt obligations	(1,143)
Accounts payable	(1,853)
Accrued expenses	(612)
Long-term debt obligations	(3,853)
Other current liabilities	(20)

Total purchase price	$23,804

Accounts Receivable Factoring

For our a portion of our outstanding trade accounts receivable as of December 31, 2017 as well as certain additional outstanding claims processed during the subsequent period, we sold such receivables without recourse to a third party purchaser in exchange for cash. For the period subsequent to December 31, 2017 we have sold trade accounts receivable and received cash proceeds of approximately $8.6 million.

We have evaluated subsequent events through November 20, 2018, which is the date in which these financial statements were issued.